Exhibit 99.1

[SYNTROLEUM LOGO]	PRESS
RELEASE

SYNTROLEUM ANNOUNCES THIRD QUARTER

2003 RESULTS

Financial Performance Improving

For Immediate Release

Tuesday, October 28, 2003

Contact:	Ron Stinebaugh

Syntroleum Corporation

Tulsa Office (918) 592-7900

Houston Office (281) 872-6392

www.syntroleum.com

Tulsa, OK—Syntroleum Corporation (NASDAQ: SYNM) today announced unaudited financial results for the third quarter ended September 30, 2003. Third quarter 2003 revenues totaled $1.2 million compared to $3.5 million for the third quarter 2002. For the first nine months of 2003, revenues were $14.7 million, up $6.8 million compared to the $7.9 million reported for the first nine months of 2002.

For the third quarter of 2003, the Company reported a net loss of $7.4 million, or ($0.22) per share, which was a $32.9 million improvement over the loss of $40.3 million, or ($1.23) per share, in the third quarter of 2002. The third quarter of 2002 included a $30.9 million write-down of costs related to our suspended Sweetwater project. For the first nine months of 2003, the company reported a net loss of $23.8 million, which was a $30.2 million improvement over the net loss of $54.0 million reported for the first nine months of 2002.

The Company’s cash balance at the end of the third quarter was $12.2 million, compared to a cash balance of $14.6 million at December 31, 2002. The Company reduced net cash outflow from $23 million for the first nine months of 2002 to $2.4 million for the first nine months of 2003. During the first nine months of 2003, net cash outflow includes a $3 million private placement, a $1.5 million settlement of a note receivable and the $3.9 million sale of its interest in Houston-based real estate. With continued focus on cost management and asset monetization, the Company believes it will meet its previously stated objective of achieving a 50% reduction in net cash outflow for the full year 2003.

Syntroleum Announces Third Quarter 2003 Results

October 28, 2003

Third quarter operating expenses totaled approximately $9.3 million, including $3.8 million of expenditures for construction of the DOE Catoosa Project, a 70-barrel per day gas-to-liquids plant constructed jointly by Syntroleum, the U.S. Department of Energy (“DOE”), and Marathon Oil Company. The plant will supply demonstration fuels to government vehicles under the DOE’s Ultra-Clean Fuels Program. Because the DOE Catoosa project is not for commercial operations, these reimbursed costs are recorded as expenses in accordance with Financial Accounting Standards for Research and Development Costs. These expenses did not negatively impact the Company’s current cash balance, because they were funded by Marathon through a $21.3 million promissory note that is recorded as convertible debt on the Company’s balance sheet. The Company’s obligation to repay this note is limited to contributions to the project from third parties, credits against future license fees, or conversion into the Company’s stock at a price which is no less than $6 per share.

On July 21, 2003, the Company closed the previously announced sale of its 75% interest in a Houston-area residential subdivision. The sale generated total cash proceeds of $3.9 million after expenses, $800,000 of which was received in the second quarter and $3.1 million that has been received in the third quarter. This transaction was part of a previously announced strategy to liquidate real estate and other non-core assets.

“We continue to be focused on cash management,” stated Larry Weick, Senior Vice-President and Chief Financial Officer for Syntroleum. “During the third quarter, we have cut overhead expenses as well as reduced our research and development costs. We have also maintained our support of various licensees during this period of cost reduction, and plan to continue to do so in the future.”

“Syntroleum’s financial performance for the third quarter was in line with our strategy and expectations,” stated Jack Holmes, Syntroleum’s President and Chief Operating Officer. “We have been able to reduce costs without impairing our abilities or our efforts to develop the revenue side of our business.”

“We have numerous development opportunities and believe we have a competitive advantage for exploiting stranded natural gas assets with the proven Syntroleum Process,” Holmes continued. “Mechanical construction has been completed for the DOE Catoosa plant, which Syntroleum jointly developed with the DOE and Marathon Oil Company. We expect this plant to come on stream before year-end and begin producing fuels for demonstration in government vehicles, under the DOE’s Ultra-Clean Fuels Program. Later, we expect this facility to provide technical data and operating experience that will be helpful in developing commercial projects.”

“We are continuing to support our licensees on their GTL projects. Marathon, under its letter of intent with Qatar Petroleum, is continuing to evaluate the development of a large GTL plant in Qatar utilizing the Syntroleum Process. We are supporting this effort with technical staff and operating experience that we expect to be gained from the DOE Catoosa Project. Additionally, under our agreement with Ivanhoe Energy, we are

Syntroleum Announces Third Quarter 2003 Results

October 28, 2003

jointly pursuing integrated GTL projects in Bolivia, Egypt and China. We continue to work with Australian Power and Energy, Ltd. in Australia to develop a large coal-to-liquids project utilizing Syntroleum technology; and we are pursuing development activities in West Africa, Russia and South America. We are also evaluating a number of sub-quality gas monetization projects here in the U.S.”

“Commensurate with successful completion of our contract with the Department of Defense for a barge-mounted plant design and supplying formulated single-battlefield fuel for testing by the military, we are beginning Phase II of this ongoing program, under a new $2 million Congressional appropriation. At the same time, we are continuing efforts to develop a commercial, low-cost barge-mounted GTL system that can be employed by both independent and state-owned oil companies in developing their near shore, stranded gas resources.”

“In summary, the Company continues to execute its strategies to reduce costs, develop short, mid and long-term project opportunities, and raise additional financing,” Holmes concluded.

The Company’s third quarter 2003 conference call will take place today, Tuesday, October 28, 2003 at 10:00 AM EDT, during which Syntroleum’s senior management will discuss financial results for the period, progress on the Company’s commercial developments and other important activities. A web cast of the call will be available via the Internet by accessing www.syntroleum.com. Listeners should allow a few minutes for registration into the web site. A replay of this conference call will be available on the web site under the Syntroleum Investor Relations tab for a period of one year.

Syntroleum Corporation owns a proprietary gas-to-liquids process for converting natural gas into synthetic liquid hydrocarbons. The Company plans to use its GTL technology, as well as other third party gas processing technologies, to develop and participate in gas monetization projects in a number of global locations.

# # #

(Tables Follow)

This document includes forward-looking statements as well as historical information. Forward-looking statements include, but are not limited to, statements relating to reduced cash out flows, planned steps to reduce costs, monetize non-core assets, and raise financing, the DOE/Catoosa project and other proposed projects, the Syntroleum Process and related technologies and products. When used in this document, the words “anticipate,” “believe,” “estimate,” “expect,” “intent,” “may,” “project,” “plan” “should,” “could,” and similar expressions are intended to be among the statements that identify forward-looking statements. Although Syntroleum believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that debt or equity financing for anticipated GTL or related NGL or oil and gas projects may not be available, the schedule for development, construction and operation of proposed GTL plants may not be met, anticipated appropriation and expenditure of federal monies does not occur, commercial-scale GTL plants do not achieve the same results as those demonstrated on a laboratory or pilot basis or that such plants experience technological and mechanical problems, the potential that improvements to the Syntroleum Process currently under development may not be successful, the

Syntroleum Announces Third Quarter 2003 Results

October 28, 2003

impact on plant economics of operating conditions (including energy prices), construction risks, risks associated with investments and operations in foreign countries, our dependence on strategic relationships with manufacturing and engineering companies, volatility of energy prices, our ability to obtain interest in natural gas properties for our sub-quality gas monetization projects, the ability to implement corporate strategies, including the continued availability of adequate working capital, competition, intellectual property risks, Syntroleum’s ability to obtain financing and other risks described in the Company’s filings with the Securities and Exchange Commission.

® “Syntroleum” is registered as a trademark and service mark in the U.S. Patent and Trademark Office.

Syntroleum Announces Third Quarter 2003 Results

October 28, 2003

Syntroleum Corporation and Subsidiaries

Third Quarter 2003 Earnings* (Unaudited)

	Third Quarter		Year to Date
	2003	2002	2003	2002
Revenue
Joint Development	$1,130	$3,446	$14,252	$7,876
Licensing	—	—	—	—
Other	38	26	408	26

Total Revenue	1,168	3,472	14,660	7,902

Expenses
R&D/Engineering	2,018	4,250	6,317	12,546
DOE/Catoosa Project	3,821	4,747	18,209	7,040
Sweetwater Project	—	30,855	—	30,855
G&A and Other	3,422	3,936	12,400	12,297

Total Expense	9,261	43,788	36,926	62,738

Earnings (loss) from Operations	(8,093)	(40,316)	(22,266)	(54,836)

Investment & Interest Income	338	366	959	1,227
Interest Expense	(384)	—	(935)	—
Other Income (Expense)	740	(491)	(1,845)	(727)
Taxes	(9)	(18)	(49)	(94)

Earnings (loss) from Continuing Operations	(7,408)	(40,459)	(24,136)	(54,430)

Income (loss) from operations of discontinued real estate business	(5)	134	327	390

Net Income (Loss)	$(7,413)	$(40,325)	$(23,809)	$(54,040)

Basic and Diluted Earnings Per Share	$(0.22)	$(1.23)	$(0.71)	$(1.63)

Weighted Average Shares Outstanding	33,771	32,760	33,742	33,074

* All numbers in thousands except earnings per share.

Syntroleum Announces Third Quarter 2003 Results

October 28, 2003

Syntroleum Corporation and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	September 30, 2003	December 31, 2002
	(Thousands)	(Thousands)
Assets
Cash and cash equivalents	$12,226	$14,611
Other current assets	8,385	5,815
Non current assets	26,858	36,714

Total Assets	$47,469	$57,140

Liabilities and Stockholder’s Equity
Current liabilities	$5,388	$6,800
Current maturities of convertible debt	17,861	—
Total non-current liabilities	136	283
Long-term Debt	1,851	1,432
Convertible Debt	—	4,466
Deferred Credit	9,829	9,829
Deferred Revenue	34,935	35,875
Minority Interests	706	2,445

Total Liabilities	70,706	61,130
Total Stockholders’ Equity	(23,237)	(3,990)

Total Liabilities and Equity	$47,469	$57,140